CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

As the independent registered public accounting firm, we hereby consent to the use of our report dated October 27, 2014 on the annual financial statements and financial highlights of the Archer Balanced Fund, the Archer Income Fund and the Archer Stock Fund (the “Funds”), all a series of the Archer Investment Series Trust and to all references to our firm included in this Post Effective Amendment No. 12 to the Registration Statement under the Securities Act of 1933 and Post Effective Amendment No. 12 under the Investment Company Act of 1940 on Form N-1A (File Nos. 333-163981 and 811-22356), including the references to our firm under the heading “Financial Highlights” in the Prospectus and “Independent Registered Public Accounting Firm” in the Statement of Additional Information.

Abington, Pennsylvania

December 30, 2014